Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)          Registration Number 333-63980

                                  $460,000,000

                         Diamond Offshore Drilling, Inc.

                  1-1/2% Convertible Senior Debentures Due 2031

                            -------------------------

         This prospectus supplement relates to the resale by the holders of our 1-1/2% Convertible Senior Debentures Due 2031 and the shares of our common stock issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 23, 2001. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                            Principal Amount of                              Number of
                                                                Debentures             Percentage of        Conversion
                                                            Beneficially Owned          Debentures         Shares That
Name                                                         That May Be Sold           Outstanding        May Be Sold
----                                                         ----------------           -----------        -----------
Attorneys' Title Insurance Fund Inc. ...............        $        200,000               0.04%                 4,079
CA State Automobile Ass'n Inter-Insurance...........                 800,000               0.17%                16,318
Goldman Sachs & Company.............................               3,750,000               0.82%                76,491
Kerr-McGee Corporation..............................                 550,000               0.12%                11,218
MLQA Convertible Arbitrage, Ltd.....................              15,000,000               3.26%               305,967
PIMCO Convertible Fund..............................                 800,000               0.17%                16,318
Ret. Pension Plan of the CA State Automobile........                 200,000               0.04%                 4,079
Southern Farm Bureau Life Insurance.................                 425,000               0.09%                 8,669
Starvest Managed Portfolio..........................                  35,000               0.01%                   713
State of Mississippi Health Care Trust Fund.........                 425,000               0.09%                 8,669
UBS AG London Branch................................              15,000,000               3.26%               305,967

Any other holder of debentures or future transferee
from any such holder (1)............................        $     84,698,000              18.41%             1,727,652

Total ..............................................        $    460,000,000              100.00%          9,382,880 (2)

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(1) Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 9,382,988 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------

           The date of this prospectus supplement is October 23, 2001.